Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-11998, 333-107242, 333-129762, 333-157585, 333-161207, 333-163445, 333-163446, 333-176968 and 333-182045 on Form S-8, and in Registration Statements Nos. 333-124713, 333-133573, 333-158531 and 333-180628 on Form S-3 of our reports dated February 26, 2013, relating to the consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of PartnerRe Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2012.

/S/ DELOITTE & TOUCHE LTD.
Deloitte & Touche Ltd.

Hamilton, Bermuda

February 26, 2013